Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Full Year 2022 Results Ahead of Guidance,
Expects 2023 Electric Vehicle Sales of $1.5 Billion to $1.8 Billion

Auburn Hills, Michigan, February 9, 2023 – BorgWarner Inc. (NYSE: BWA) today reported 2022 fourth quarter and full-year results.

Charging Forward Update:
•Based on new business awards and actions announced to date, BorgWarner believes it is already on track to achieve approximately $4.3 billion of electric vehicle sales by 2025. The Company also expects its 2023 electric vehicle sales to grow to $1.5 billion to $1.8 billion, up significantly from $870 million in 2022.
•In December, BorgWarner announced its intention to execute a tax-free spin-off of its Fuel Systems and Aftermarket segments into a separate, publicly traded company (NewCo). The Company expects that the intended separation would better allow BorgWarner to focus resources on attractive organic and inorganic opportunities that position it to deliver and even exceed the goals underlying “Charging Forward.”
•BorgWarner announced its commitment to reduce its absolute Scope 3 emissions by at least 25% by 2031 from a 2021 baseline. This Scope 3 target, along with BorgWarner’s previously announced target to achieve 85% absolute Scope 1 and Scope 2 emissions reduction by 2030 (from a 2021 baseline), were formally submitted for validation to the Science Based Target initiative (SBTi) in December 2022.
•BorgWarner is building upon its previously awarded 400V inverter business by now supplying 800V silicon carbide based (SiC) inverters to a major global OEM. Start of production is expected in 2025.
•BorgWarner will supply a major German vehicle manufacturer for the Europe and the U.S. markets with innovative battery cooling plates destined for the carmaker’s next generation of electric vehicles.

Fourth Quarter Highlights:
•U.S. GAAP net sales of $4,108 million, an increase of 12.4% compared with fourth quarter 2021.
◦Excluding the impact of foreign currencies and the net impact of net MD&A, organic sales were up 21.3% compared with fourth quarter 2021.
•U.S. GAAP net earnings of $1.09 per diluted share.
◦Excluding the $0.17 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.26 per diluted share.
•U.S. GAAP operating income of $361 million, or 8.8% of net sales.
◦Excluding $67 million of net pretax expense related to non-comparable items, adjusted operating income was $428 million, or 10.4% of net sales.

•Net cash provided by operating activities of $890 million.
◦Free cash flow of $678 million.

Full Year Highlights:
•U.S. GAAP net sales of $15,801 million, an increase of 6.5% when compared with 2021.
◦Excluding the impact of foreign currencies and the net impact of MD&A, organic sales were up 14.0% compared with 2021.
•U.S. GAAP net earnings of $3.99 per diluted share.
◦Excluding $0.61 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $4.60 per diluted share.
•U.S. GAAP operating income of $1,374 million, or 8.7% of net sales.
◦Excluding $229 million of net pretax expense related to non-comparable items, adjusted operating income was $1,603 million, or 10.1% of net sales.
•Net cash provided by operating activities of $1,569 million.
◦Free cash flow of $846 million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods then ended. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Earnings per diluted share	$1.09	$0.54	$3.99	$2.24

Non-comparable items:
Restructuring expense	—	0.07	0.20	0.58
Merger, acquisition and divestiture expense, net	—	0.05	0.15	0.19
Asset impairments and lease modifications	0.13	0.05	0.13	0.05
Other, primarily asset write-offs	—	—	0.06	(0.01)
Loss (gain) on sales of businesses	0.01	0.11	(0.04)	0.13
Unrealized loss on debt and equity securities	0.14	0.08	0.25	1.15
Customer warranty settlement	—	0.26	—	0.26
Loss on debt extinguishment	—	—	—	0.06
Tax adjustments	(0.11)	(0.10)	(0.14)	(0.50)

Adjusted earnings per diluted share	$1.26	$1.06	$4.60	$4.15

Net sales were $4,108 million for the fourth quarter 2022, an increase of 12.4% from $3,655 million for the fourth quarter 2021, primarily due to increased demand for the Company’s products, slightly higher industry production compared to the prior year and the impact of commercial negotiations with the Company’s customers. Net earnings for the fourth quarter 2022 were $255 million, or $1.09 per diluted share, compared with net earnings of $129 million, or $0.54 per diluted share, for the fourth quarter 2021. Adjusted net earnings for the fourth quarter 2022 were $296 million, or $1.26 per diluted share, compared to adjusted net earnings of $255 million, or $1.06 per diluted share, for the fourth quarter 2021. Adjusted net earnings for the fourth quarter 2022 excluded net non-comparable items of $(0.17) per diluted share. Adjusted net earnings for the fourth quarter 2021 excluded net non-comparable items of $(0.52) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to the impact of higher sales, which was partially offset by higher commodity costs and a planned increase in e-Products R&D investment.

Full Year 2023 Guidance: The Company has provided 2023 full year guidance. Net sales are expected to be in the range of $16.7 billion to $17.5 billion, compared with 2022 sales of $15.8 billion. This implies a year-over-year organic increase in sales of 7% to 12%. The Company expects its weighted light and commercial vehicle markets to increase in the range of approximately 0% to 3% in 2023. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $285 million, primarily due to the weakening of the Euro, Chinese Renminbi and Korean Won against the U.S. dollar.

Operating margin is expected to be in the range of 8.6% to 9.0%. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 10.0% to 10.4%. Net earnings are expected to be within a range of $3.81 to $4.13 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $4.50 to $5.00 per diluted share. Full-year operating cash flow is expected to be in the range of $1,400 million to $1,550 million, while free cash flow is expected to be in the range of $550 million to $650 million, which includes estimated one-time cash costs of $150 million associated with the planned separation of Fuel Systems and Aftermarket businesses.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2022 results and 2023 guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx. Additionally, an earnings call presentation will be available at http://www.borgwarner.com/en/Investors/default.aspx.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward-Looking Statements: This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,”

“intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our ability to effect the spin-off transaction described above and to meet the conditions related thereto; the ability of the separated companies to each succeed as a standalone publicly traded company; the potential that uncertainty during the pendency of the spin-off transaction could affect the Company’s financial performance; the possibility that the transaction will not be completed within the anticipated time period, or at all; the possibility that the transaction will not achieve its intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation, or unanticipated costs in connection with the transaction; the uncertainty regarding the expected financial performance of the Company or NewCo following completion of the transaction; potential negative effects of the announcement or pendency of the transaction on the market price of the Company's securities and/or on the financial performance of the Company; the impacts of any information and consultation processes with works councils and other employee representatives in connection with the transaction; evolving legal, regulatory, and tax regimes; the ability to reach or appropriately measure emissions reduction goals; the supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodities availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly changing technologies, particularly as relates to electric vehicles, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with the COVID-19 pandemic, including additional production disruptions; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by Russia’s invasion of Ukraine; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment and potential for recessionary conditions in regional economies; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales	$4,108	$3,655	$15,801	$14,838
Cost of sales	3,275	3,030	12,700	11,983
Gross profit	833	625	3,101	2,855

Selling, general and administrative expenses	431	376	1,610	1,460
Restructuring expense	9	20	59	163
Other operating expense, net	32	51	58	81
Operating income	361	178	1,374	1,151

Equity in affiliates’ earnings, net of tax	(9)	(8)	(38)	(48)
Unrealized loss on debt and equity securities	46	25	73	362
Interest expense, net	10	18	52	93
Other postretirement income, net	(5)	(12)	(31)	(45)
Earnings before income taxes and noncontrolling interest	319	155	1,318	789

Provision for income taxes	40	1	292	150
Net earnings	279	154	1,026	639

Net earnings attributable to the noncontrolling interest, net of tax	24	25	82	102
Net earnings attributable to BorgWarner Inc.	$255	$129	$944	$537

Earnings per share attributable to BorgWarner Inc. — diluted	$1.09	$0.54	$3.99	$2.24

Weighted average shares outstanding — diluted	234.5	240.2	236.8	239.5

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Air Management	$1,796	$1,630	$7,129	$6,820
e-Propulsion & Drivetrain	1,531	1,297	5,625	5,086
Fuel Systems	607	549	2,314	2,237
Aftermarket	325	292	1,285	1,212
Inter-segment eliminations	(151)	(113)	(552)	(517)
Net sales	$4,108	$3,655	$15,801	$14,838

Segment Adjusted Operating Income (Unaudited)
(in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Air Management	$279	$263	$1,068	$1,064
e-Propulsion & Drivetrain	143	119	379	458
Fuel Systems	56	76	249	235
Aftermarket	57	41	196	164
Segment Adjusted Operating Income	535	499	1,892	1,921
Corporate, including stock-based compensation	107	101	289	302
Intangible asset amortization	23	23	97	88
Restructuring expense	9	20	59	163
Merger, acquisition and divestiture expense, net	—	14	40	50
Asset impairments and lease modifications	30	17	30	17
Loss (gain) on sales of businesses	2	22	(13)	29
Other, primarily asset write-offs	3	—	16	(3)
Customer warranty settlement	—	124	—	124
Equity in affiliates' earnings, net of tax	(9)	(8)	(38)	(48)
Unrealized loss on debt and equity securities	46	25	73	362
Interest expense, net	10	18	52	93
Other postretirement income	(5)	(12)	(31)	(45)
Earnings before income taxes and noncontrolling interest	319	155	1,318	789
Provision for income taxes	40	1	292	150
Net earnings	279	154	1,026	639
Net earnings attributable to the noncontrolling interest, net of tax	24	25	82	102
Net earnings attributable to BorgWarner Inc.	$255	$129	$944	$537

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$1,338	$1,844
Receivables, net	3,323	2,898
Inventories, net	1,687	1,534
Prepayments and other current assets	269	321
Total current assets	6,617	6,597

Property, plant and equipment, net	4,365	4,395
Other non-current assets	6,012	5,583
Total assets	$16,994	$16,575

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$62	$66
Accounts payable	2,684	2,276
Other current liabilities	1,490	1,456
Total current liabilities	4,236	3,798

Long-term debt	4,166	4,261
Other non-current liabilities	1,084	1,254
Total liabilities	9,486	9,313

Total BorgWarner Inc. stockholders’ equity	7,224	6,948
Noncontrolling interest	284	314
Total equity	7,508	7,262
Total liabilities and equity	$16,994	$16,575

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Year Ended
	December 31,
	2022	2021
OPERATING
Net cash provided by operating activities	$1,569	$1,306
INVESTING
Capital expenditures, including tooling outlays	(723)	(666)
Capital expenditures for damage to property, plant and equipment	—	(2)
Insurance proceeds received for damage to property, plant and equipment	—	5
Payments for businesses acquired, net of cash and restricted cash acquired	(312)	(759)
Proceeds from sale of businesses, net of cash divested	27	22
Proceeds from settlement of net investment hedges, net	40	11
Payments for investments in debt and equity securities, net	(473)	(20)
Proceeds from asset disposals and other, net	23	14
Net cash used in investing activities	(1,418)	(1,395)
FINANCING
Net decrease in notes payable	—	(8)
Additions to debt	5	1,286
Repayments of debt, including current portion	(13)	(699)
Payments for debt issuance costs	—	(11)
Payments for purchase of treasury stock	(240)	—
Payments for stock-based compensation items	(18)	(15)
Purchase of noncontrolling interest	(59)	(33)
Dividends paid to BorgWarner stockholders	(161)	(162)
Dividends paid to noncontrolling stockholders	(81)	(72)
Net cash provided by financing activities	(567)	286
Effect of exchange rate changes on cash	(90)	(3)
Net increase in cash, cash equivalents and restricted cash	(506)	194
Cash, cash equivalents and restricted cash at beginning of year	1,844	1,650
Cash, cash equivalents and restricted cash at end of year	$1,338	$1,844

Supplemental Financial Information (Unaudited)
(in millions)	Year Ended
	December 31,
	2022	2021
Depreciation and tooling amortization	$624	$684
Intangible asset amortization expense	$97	$88

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2023 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
In 2021 and prior, the Company defined adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Beginning in the first quarter of 2022, the Company updated its definition of adjusted operating income and adjusted operating margin to add back intangible asset amortization expense. For comparability, the 2021 reconciliation below adds back intangible asset amortization expense. The updated definition of adjusted operating income is operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX), the 2022 acquisitions of Santroll’s light vehicle eMotor business and Rhombus Energy Solutions, as well as the 2021 divestiture of the Water Valley, Mississippi business.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net sales	$4,108	$3,655	$15,801	$14,838

Gross profit	$833	$625	$3,101	$2,855
Gross margin	20.3%	17.1%	19.6%	19.2%

Operating income	361	178	1,374	1,151
Operating margin	8.8%	4.9%	8.7%	7.8%

Non-comparable items:
Intangible asset amortization	$23	$23	$97	$88
Restructuring expense	9	20	59	163
Merger, acquisition and divestiture expense, net	—	14	40	50
Asset impairments and lease modifications	30	17	30	17
Loss (gain) on sales of businesses	2	22	(13)	29
Other, primarily asset write-offs	3	—	16	(3)
Customer warranty settlement	—	124	—	124
Net non-comparable items	$67	$220	$229	$468

Adjusted operating income	$428	$398	$1,603	$1,619
Adjusted operating margin	10.4%	10.9%	10.1%	10.9%

Adjusted Net Earnings (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net earnings attributable to BorgWarner Inc.	$255	$129	$944	$537

Non-comparable items*:
Unrealized loss on debt and equity securities	35	20	60	276
Restructuring expense	(1)	16	47	140
Merger, acquisition and divestiture expense, net	—	13	36	45
Asset impairments and lease modifications	30	12	30	12
Other, primarily asset write-offs	—	—	14	(2)
Loss (gain) on sales of businesses	1	25	(10)	31
Customer warranty settlement	—	64	—	64
Intangible asset accelerated amortization	—	—	—	15
Tax adjustments	(24)	(24)	(33)	(124)

Adjusted net earnings	$296	$255	$1,088	$994

* The non-comparable items presented above are calculated after tax using the corresponding effective tax rate discrete to each item.

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$890	$542	$1,569	$1,306
Capital expenditures, including tooling outlays	(212)	(172)	(723)	(666)
Free cash flow	$678	$370	$846	$640

Fourth Quarter 2022 Organic Net Sales Change (Unaudited)
(in millions)	Q4 2021 Net Sales	Disposition Impact	Q4 2021 Pro Forma Net Sales	FX	Q4 2022 Acquisition Impact	Organic Net Sales Change	Q4 2022 Net Sales	Organic Net Sales Change %

Air Management	$1,630	$—	$1,630	$(131)	$2	$295	$1,796	18.1%
e-Propulsion & Drivetrain	1,297	(40)	1,257	(123)	29	368	1,531	29.3%
Fuel Injection	549	—	549	(43)	—	101	607	18.4%
Aftermarket	292	—	292	(10)	—	43	325	14.7%
Inter-segment eliminations	(113)	—	(113)	—	—	(38)	(151)	—
Total	$3,655	$(40)	$3,615	$(307)	$31	$769	$4,108	21.3%

Full Year 2022 Organic Net Sales Change (Unaudited)
(in millions)	2021 Net Sales	Disposition Impact	2021 Pro Forma Net Sales	FX	2022 Acquisition Impact	Organic Net Sales Change	2022 Net Sales	Organic Net Sales Change %

Air Management	$6,820	$—	$6,820	$(504)	$3	$810	$7,129	11.9%
e-Propulsion & Drivetrain	5,086	(177)	4,909	(283)	41	958	5,625	19.5%
Fuel Injection	2,237	—	2,237	(132)	—	209	2,314	9.3%
Aftermarket	1,212	—	1,212	(42)	—	115	1,285	9.5%
Inter-segment eliminations	(517)	—	(517)	—	—	(35)	(552)	—
Total	$14,838	$(177)	$14,661	$(961)	$44	$2,057	$15,801	14.0%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low	High
Net sales	$16,700	$17,500

Operating income	$1,440	$1,570
Operating margin	8.6%	9.0%

Non-comparable items:
Restructuring expense	$40	$50
Separation expense	90	100
Intangible asset amortization	95	95

Adjusted operating income	$1,665	$1,815
Adjusted operating margin	10.0%	10.4%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
	Low	High
Earnings per Diluted Share	$3.81	$4.13

Non-comparable items:
Restructuring expense	0.13	0.17
Separation expense	0.56	0.70
Adjusted earnings per diluted share	$4.50	$5.00

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,400	$1,550
Capital expenditures, including tooling outlays	(850)	(900)
Free cash flow	$550	$650

Full Year 2023 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2022 Net Sales	FX	FY 2023 Acquisition Impact	Organic Net Sales Change	FY 2023 Net Sales	Organic Net Sales Change %
Low	$15,801	$(285)	$35	$1,149	$16,700	7.3%
High	$15,801	$(285)	$35	$1,949	$17,500	12.3%

Recast Segment Information
In the first quarter of 2022, the Company announced that the starter and alternator business, previously reported in its e-Propulsion & Drivetrain segment, would transition to the Aftermarket segment. The Company also announced in 2022 that the canisters and fuel delivery modules business, previously reported in its Air Management segment, would transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter of 2022. Additionally, in the fourth quarter of 2022, the Company moved its battery systems business, previously reported in its Air Management segment, to the e-Propulsion & Drivetrain segment. The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structure. For informational purposes only, in the following tables, the Company has recast the quarterly segment information for fiscal 2021 and 2022 to align with this presentation.

2022 Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Air Management	$1,768	$1,724	$1,841	$1,796	$7,129
e-Propulsion & Drivetrain	1,318	1,338	1,438	1,531	5,625
Fuel Systems	591	516	600	607	2,314
Aftermarket	321	312	327	325	1,285
Inter-segment eliminations	(124)	(131)	(146)	(151)	(552)
Totals	$3,874	$3,759	$4,060	$4,108	$15,801

2022 Segment Adjusted Operating Income (Unaudited)
	Three Months Ended March 31, 2022		Three Months Ended June 30, 2022		Three Months Ended September 30, 2022		Three Months Ended December 31, 2022		Year Ended December 31, 2022
(in millions)		% margin		% margin		% margin		% margin		% margin
Air Management	$251	14.2%	$244	14.2%	$294	16.0%	$279	15.5%	$1,068	15.0%
e-Propulsion & Drivetrain	96	7.3%	71	5.3%	69	4.8%	143	9.3%	379	6.7%
Fuel Systems	66	11.2%	44	8.5%	83	13.8%	56	9.2%	249	10.8%
Aftermarket	39	12.1%	51	16.3%	49	15.0%	57	17.5%	196	15.3%

2021 Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Air Management	$1,893	$1,754	$1,543	$1,630	$6,820
e-Propulsion & Drivetrain	1,378	1,244	1,167	1,297	5,086
Fuel Systems	591	582	515	549	2,237
Aftermarket	287	317	316	292	1,212
Inter-segment eliminations	(140)	(139)	(125)	(113)	(517)
Totals	$4,009	$3,758	$3,416	$3,655	$14,838

2021 Segment Adjusted Operating Income (Unaudited)
	Three Months Ended March 31, 2021		Three Months Ended June 30, 2021		Three Months Ended September 30, 2021		Three Months Ended December 31, 2021		Year Ended December 31, 2021
(in millions)		% margin		% margin		% margin		% margin		% margin
Air Management	$310	16.4%	$267	15.2%	$224	14.5%	$263	16.1%	$1,064	15.6%
e-Propulsion & Drivetrain	134	9.7%	132	10.6%	73	6.3%	119	9.2%	458	9.0%
Fuel Systems	53	9.0%	56	9.6%	50	9.7%	76	13.8%	235	10.5%
Aftermarket	36	12.5%	44	13.9%	43	13.6%	41	14.0%	164	13.5%